Exhibit 21.1

Subsidiaries of the Registrant

Subsidiaries
RRE Opportunity Holdings, LLC
Resource Real Estate Opportunity OP, LP
RRE 107th Avenue Holdings, LLC
RRE Westhollow Holdings, LLC
RRE Crestwood Holdings, LLC
RRE Iroquois, LP
RRE Iroquois Holdings, LLC
RRE Campus Club Holdings, LLC
RRE Heatherwood Holdings, LLC
RRE Bristol Holdings, LLC
RRE Cannery Holdings, LLC
RRE Williamsburg Holdings, LLC
WPL Holdings, LLC
RRE Skyview Holdings, LLC
RRE Park Forest Holdings, LLC
RRE Foxwood Holdings, LLC
RRE Flagstone Holdings, LLC
RRE Deerfield Holdings, LLC
RRE Kenwick & Canterbury Holdings, LLC
RRE Armand Place Holdings, LLC
RRE Autumn Wood Holdings, LLC
RRE Village Square Holdings, LLC
RRE Nob Hill Holdings, LLC
RRE Brentdale Holdings, LLC
RRE Jefferson Point Holdings, LLC
RRE Centennial Holdings, LLC
RRE Pinnacle Holdings, LLC
RRE Jasmine Holdings, LLC
RRE River Oaks Holdings, LLC
RRE Nicollet Ridge Holdings, LLC
RRE Charlemagne Holdings, LLC